SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                    |X|
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|_|   Preliminary Proxy Statement

|_|   Confidential, For Use of the Commission
      Only (as permitted by Rule 14a-6(e)(2))

|X|   Definitive Proxy Statement

|_|   Definitive Additional Materials

|_|   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                               SOUTHDOWN, INC.
               (Name of Registrant as Specified in Its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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        (2) Aggregate number of securities to which transaction applies:

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        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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        (4) Proposed maximum aggregate value of transaction:

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        paid previously. Identify the previous filing by registration statement
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
                                 SOUTHDOWN, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To our Shareholders:

      Southdown, Inc. will hold its Annual Meeting of Shareholders on Thursday, May 20, 1999, at 8:30 a.m. Houston time. The meeting will be held at the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas. Southdown's shareholders will act upon the following matters at the Annual Meeting or at any adjournment of that meeting:

      1. Election of five directors; one to serve until 2000, one to serve until 2001, and three to serve until 2002;

      2. Amendment of our 1991 Nonqualified Stock Option Plan for Non-Employee Directors as part of an overhaul of non-employee director compensation;

      3. Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 1999; and

      4. Any other matters that may properly come before the meeting or at any adjournment of the meeting.

      Only shareholders of record at the close of business on March 25, 1999 will be entitled to vote at the meeting and at any adjournment of the meeting. In order that your shares may be represented at the Annual Meeting, please date and sign the enclosed proxy and return it promptly in the enclosed envelope.

                                    By Order of the Board of Directors

                                    Patrick S. Bullard
                                    SENIOR VICE PRESIDENT-GENERAL COUNSEL AND
                                    SECRETARY

Houston, Texas
April 5, 1999

                                 SOUTHDOWN, INC.

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                              QUESTIONS AND ANSWERS

Q:    WHAT AM I VOTING ON?

A:    Three proposals.

      o     Election of five directors

      o     Amendment of our stock option plan for non-employee directors.

      o Ratification of Deloitte & Touche LLP as our independent auditors for 1999.

Q:    WHO CAN VOTE?

A: All shareholders of record at the close of business on March 25, 1999 are entitled to vote. Holders of our common stock are entitled to one vote per share.

Q:    WHO CAN ATTEND THE MEETING?

A: All shareholders as of the record date, or their duly appointed proxies, may attend the meeting.

Q:    HOW DO I VOTE?

A: You can vote in person OR by completing, dating, signing and mailing the proxy card in the enclosed postage pre-paid envelope. To vote in person, you must attend the meeting and submit a written ballot which will be provided there.

Q:    WHAT HAPPENS IF I DO NOT INDICATE HOW I WISH TO VOTE ON ONE OF THE ITEMS?

A: If you return your signed proxy card but do not indicate how you wish to vote, Clarence C. Comer, Robert G. Potter and Robert J. Slater, as the proxy holders named in the proxy card, will vote your shares FOR election of all the nominees for director (Proposal 1), FOR the amendments of the stock option plan for non-employee directors (Proposal 2) and FOR ratification of appointment of Deloitte & Touche LLP (Proposal 3).

Q:    WHAT IF I VOTE AND THEN CHANGE MY MIND?

A: You can revoke your proxy at any time before the Annual Meeting (1) by writing to Southdown's Secretary, (2) by attending the meeting and casting your vote in person, or (3) by sending in a later-dated proxy.

Q:    WHAT CONSTITUTES A QUORUM?

A: As of the record date, March 25, 1999, there were 38,696,306 shares of common stock outstanding. Each share is entitled to one vote on all matters. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock constitutes a quorum. If you have properly signed your proxy card, you will be considered part of the quorum. Broker non-votes - which occur when a broker does not have authority to vote - will not be counted toward establishing a quorum if they are non-votes as to all proposals.

Q: WHAT VOTE IS REQUIRED FOR THE PASSAGE OF EACH OF THE MATTERS UP FOR CONSIDERATION AT THE ANNUAL MEETING?

A: ELECTION OF DIRECTORS - Directors are elected by a plurality of the shares of common stock present and voting at the meeting. Abstentions and non-votes will have no effect on the vote.

      AMENDMENT OF STOCK OPTION PLAN - The amendments to the stock option plan will be approved by a majority of the votes cast on the proposal, as long as at least 50% of the outstanding shares vote. Abstentions will have the same effect as votes against the proposal. Broker non-votes are not counted as votes cast either for or against the proposal.

      RATIFICATION OF AUDITORS - Submission of the appointment of Deloitte & Touche LLP to Southdown's shareholders is not required. However, the appointment will be deemed ratified if approved by a majority of the votes cast on the proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes are not counted as votes cast either for or against the proposal.

Q:    WHO WILL COUNT THE VOTES?

A: Representatives of American Stock Transfer & Trust Company will tabulate the votes and act as the inspectors of election.

Q:    WHAT SHARES ARE INCLUDED ON THE PROXY CARD?

A: The shares listed on your card represent all the shares of common stock held in your name (as distinguished from those held in "street" name). You will receive a separate card from your broker if you hold shares in "street" name.

Q:    WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

A: It indicates that your shares are held in more than one account, such as two brokerage accounts and registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

Q:    WHOM CAN I CALL WITH QUESTIONS?

A:    You may call Georgeson & Company, Inc. at: (800) 223-2064.

                               BOARD OF DIRECTORS

   THIS SECTION GIVES BIOGRAPHICAL INFORMATION ABOUT OUR DIRECTORS AND DESCRIBES THEIR MEMBERSHIP ON BOARD COMMITTEES, THEIR ATTENDANCE AT MEETINGS AND THEIR COMPENSATION. THE INFORMATION AS TO AGE, PRINCIPAL OCCUPATION AND DIRECTORSHIPS HELD IN OTHER COMPANIES HAS BEEN FURNISHED BY EACH DIRECTOR.

                              ELECTION OF DIRECTORS

    Our Articles of Incorporation divide our Board into three classes (Class I, Class II and Class III), having staggered terms of three years each. The present term of office of the directors in Class II will expire at the Annual Meeting. The Board has selected Frank J. Ryan, Whitson Sadler and J. Bruce Tompkins, each of whom currently serve on the Board, as nominees for election at the Annual Meeting. If elected, Messrs. Ryan, Sadler and Tompkins will each serve for a three-year term expiring at the annual meeting of shareholders in 2002.


   In addition, two former directors of Medusa Corporation were appointed by the Board as directors in 1998 in connection with the Medusa merger. The Board has nominated George E. Uding, Jr. as a Class III director and Robert S. Evans as a Class I director for election at the Annual Meeting. If elected, Messrs. Uding and Evans will serve for terms expiring at the annual meeting of shareholders in 2000 and 2001, respectively.

   All nominees have consented to serve as directors. The Board has no reason to believe that any of the nominees will be unable to act as a director. If any director is unable to stand for re-election at the annual meeting, however, the Board may either reduce the size of the Board or designate a substitute. If a substitute nominee is named, the proxies will vote for the election of the substitute. Should a vacancy on the Board occur between meetings, the Board may fill the vacancy by electing a director to complete the term of office of the class in which the vacancy exists. If the Board increases the total number of directorships, the Board may also fill the vacancies created by the increase in size. Those directors, however, would serve for a term expiring at the next annual meeting of shareholders and would not be designated as a member of a class.

   Unless you withhold authority to vote for one or more of the nominees, the persons named as proxies intend to vote for the election of the five nominees.

--------------------------------------------------------------------------------
         CLASS II DIRECTORS NOMINATED FOR ELECTION - TERM EXPIRING 2002
--------------------------------------------------------------------------------

FRANK J. RYAN                                                Director since 1993

      Mr. Ryan, 67, has been Chairman of Southdown's Board since March 16, 1995. Since 1990 he has been a private investor. Prior to that time he was President and Chief Operating Officer of Air Products and Chemicals, Inc., a manufacturer of industrial gases and chemicals.

WHITSON SADLER                                               Director since 1996

      Mr. Sadler, 58, is President and Chief Executive Officer of Solvay America, Inc., a United States subsidiary of Solvay S.A. Solvay S.A. is a major European chemical company headquartered in Brussels, Belgium.

J. BRUCE TOMPKINS                                            Director since 1998

      Mr. Tompkins, 49, is Southdown's Executive Vice President and Chief Operating Officer. Before he was elected to that office in October 1997, he was our Executive Vice President -Cement.

--------------------------------------------------------------------------------
         CLASS III DIRECTOR NOMINATED FOR ELECTION - TERM EXPIRING 2000
--------------------------------------------------------------------------------

GEORGE E. UDING, JR.                                         Director since 1998

      Mr. Uding, 67, served as President, Chief Operating Officer and a director of Medusa Corporation for more than five years prior to his retirement in June 1998. Prior to our merger with Medusa, Medusa was a publicly-held manufacturer of portland cement and producer of other construction materials.

--------------------------------------------------------------------------------
          CLASS I DIRECTOR NOMINATED FOR ELECTION - TERM EXPIRING 2001
--------------------------------------------------------------------------------

ROBERT S. EVANS                                              Director since 1998

      Mr. Evans, 55, is Chairman and Chief Executive Officer of Crane Co., a diversified manufacturer of engineered products. He is also a director of Fansteel, Inc., a specialty metals manufacturer, and a director of HBD Industries, Inc., a holding company of a diversified manufacturer.

      THE ELECTION OF DIRECTORS REQUIRES THE FAVORABLE VOTE OF THE HOLDERS OF A PLURALITY OF THE SHARES OF COMMON STOCK PRESENT AND VOTING, IN PERSON OR BY PROXY, AT THE ANNUAL MEETING. YOUR BOARD RECOMMENDS A VOTE FOR THE NOMINEES LISTED ABOVE. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE NO EFFECT ON THE ELECTION OF DIRECTORS.

--------------------------------------------------------------------------------
               CONTINUING CLASS III DIRECTORS - TERM EXPIRING 2000
--------------------------------------------------------------------------------

CLARENCE C. COMER                                            Director since 1986

      Mr. Comer, 51, has been President and Chief Executive Officer of our company since February 1987. He is also a director of Consolidated Graphics, Inc., a company engaged in commercial and financial printing.

ROBERT G. POTTER                                             Director since 1996

      Mr. Potter, 60, is Chairman and Chief Executive Officer and a director of Solutia Inc., a diversified manufacturer of specialty chemical products. For more than five years prior to assuming his position with Solutia, Mr. Potter was the Executive Vice President and Advisory Director of Monsanto Company, a diversified chemical and manufacturing company. Mr. Potter is also a director of Stepan Co., a manufacturer of specialty and intermediate chemicals.


ROBERT J. SLATER                                             Director since 1993

      Mr. Slater, 61, is President of Jackson Consulting, Inc., a private consulting and investment company specializing in advising basic industries. He is also a director of First Industry Realty Trust, Inc., an owner and operator of industrial real estate.

--------------------------------------------------------------------------------
                CONTINUING CLASS I DIRECTORS - TERM EXPIRING 2001
--------------------------------------------------------------------------------

DAVID J. TIPPECONNIC                                         Director since 1996

      Mr. Tippeconnic, 59, is President and Chief Executive Officer of CITGO Petroleum Corporation, a refiner and marketer of petroleum products, petrochemicals and other industrial products. From 1995 to 1997, he was President and Chief Executive Officer of UNO-VEN Company, a joint venture between Unocal and Petroleos de Venezuela S.A. that refines and markets petroleum products. Mr. Tippeconnic served in various executive positions with the Phillips Petroleum Company for more than five years prior to his retirement from that company in 1994.

V. H. VAN HORN III                                           Director since 1988

      Mr. Van Horn, 60, was President, Chief Executive Officer and a director of National Convenience Stores, Inc., an operator of convenience stores, for more than five years prior to his retirement in 1996.

STEVEN B. WOLITZER                                           Director since 1993

      Mr. Wolitzer, 46, is Managing Director, Head of Mergers and Acquisitions Group, of Lehman Brothers Inc., an investment banking firm.

                          THE BOARD AND ITS COMMITTEES

NUMBER OF MEETINGS

      The Board met eight times during 1998. All of our directors attended 75% or more of all applicable Board and committee meetings during 1998.

FINANCE AND AUDIT COMMITTEE

      Our Finance and Audit Committee reviews our financial statements with our independent accountants prior to publication, generally inquires into the effectiveness of our financial and accounting systems and internal controls, and meets regularly with our independent public accountants and our internal auditors. The committee also recommends to the whole Board the engagement or discharge of independent auditors. It periodically reviews the financial performance of our defined benefit employee retirement plan, which includes, among other things, assessment of fund managers, review of the plan's portfolio asset allocations and evaluation of the general investment objectives of the plan. In addition, the committee reviews maintenance appropriations, taxes and budgets and our dealings with banks, securities brokers and other financial institutions. The committee also makes recommendations to the whole Board regarding current and proposed financing strategies as well as dividend and other distribution policies.

      The members of the Finance and Audit Committee are Mr. Wolitzer (Chairman), Mr. Sadler, Mr. Slater and Mr. Uding. No member of the committee is an officer or employee of the company, although Mr. Uding provides consulting services to us under a consulting agreement. See "Board Compensation Arrangements and Transactions." The committee met eight times in 1998.

EMPLOYEE COMPENSATION AND BENEFITS COMMITTEE

     The Employee Compensation and Benefits Committee reviews existing compensation arrangements with officers and employees and periodically reviews the overall compensation program of the entire company. The committee recommends to the whole Board any modifications to our compensation arrangements and programs that it deems appropriate. Other than our 1991 Nonqualified Stock Option Plan for Non-Employee Directors, which is administered by the whole Board, the committee is responsible for the administration of our stock option plans.

      The members of the Employee Compensation and Benefits Committee are Mr. Van Horn (Chairman), Mr. Evans, Mr. Potter, Mr. Ryan and Mr. Tippeconnic. No member of the committee is an officer or employee of the company. The committee met eight times during 1998.

NOMINATING COMMITTEE

      The Nominating Committee researches, interviews and recommends to the Board nominees for election to the Board. The committee reviews candidates for director suggested by any shareholder submitting a recommendation at least 60 days prior to the anniversary date of this Proxy Statement. The committee also recommends directors for appointment to committees of the Board and the term of appointment to such committees.

      The members of the Nominating Committee are Mr. Ryan (Chairman), Mr. Tippeconnic, Mr. Van Horn and Mr. Wolitzer. No member of the committee is an officer or employee of the company. The committee met two times during 1998.

CONFLICTS OF INTEREST COMMITTEE

      The Conflicts of Interest Committee reviews and approves or disapproves transactions between us or our subsidiaries and any of our officers or directors. The committee also considers violations by senior management of our Code of Business Conduct.

      The members of the Conflicts of Interest Committee are Mr. Slater (Chairman), Mr. Potter, and Mr. Sadler. No member of the committee is an officer or employee of the company. The committee met four times during 1998.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS


      THIS SECTION CONTAINS TABLES THAT SHOW THE AMOUNT OF COMPENSATION EARNED BY OUR FIVE MOST HIGHLY PAID EXECUTIVE OFFICERS DURING 1998 (THE "NAMED OFFICERS"). IT ALSO CONTAINS THE PERFORMANCE GRAPH COMPARING OUR COMPANY'S PERFORMANCE RELATIVE TO ITS PEER GROUP AND THE REPORT OF OUR COMPENSATION COMMITTEE EXPLAINING THE COMPENSATION PHILOSOPHY FOR OUR MOST HIGHLY PAID OFFICERS.

                           SUMMARY COMPENSATION TABLE

                                                                                                      LONG TERM
                                                                 ANNUAL COMPENSATION                 COMPENSATION
                                                          -----------------------------------  -----------------------
                                                                                       OTHER     RESTRICTED
                                               FISCAL                                  ANNUAL      STOCK        STOCK     ALL OTHER
    NAME & PRINCIPAL POSITION                   YEAR       SALARY        BONUS     COMPENSATION    AWARDS      OPTIONS  COMPENSATION
    -------------------------                   ----       ------        -----     ------------    ------      -------  ------------
                                                                                        (2)          (3)                     (4)
Clarence C. Comer                               1998      $546,000      $700,000         --       $424,000      35,200       -0-
  President and Chief                           1997       546,000       645,372         --           --        36,000       -0-
  Executive Officer                             1996       546,000       479,934         --           --        50,000       -0-

J. Bruce Tompkins                               1998       350,000       344,750         --        272,000      16,700  $  4,800
  Executive Vice President                      1997       313,500       278,075         --           --        11,800     4,800
  and Chief Operating Officer                   1996       313,500       206,597         --           --        18,000     4,500

Dennis M. Thies
  Executive Vice President-                     1998       243,383       220,641         --        144,000      11,000     4,800
  Finance and Chief Financial                   1997       233,000       179,410         --           --         5,300     4,800
  Officer                                       1996       233,000       136,538         --           --         6,000     4,500

David J. Repasz                                 1998       180,000       136,850(1)      --         92,000       4,400     4,800
  Senior Vice President-                        1997       142,033        85,835         --           --         2,200     4,800
  Cement Operations                             1996       134,016        76,574         --           --         2,000    14,500
Patrick S. Bullard
  Senior Vice President-                        1998       165,666       132,940(1)      --         90,000       4,400     4,800
  General Counsel and                           1997       143,000        92,448         --           --         2,200     4,800
  Secretary                                     1996       137,500        67,206         --           --         3,900     4,500

(1) These amounts include amounts deferred under our Key Employee Security Option Plan by Mr. Repasz and Mr. Bullard of $136,850 and $93,058, respectively. For a description of this plan, see the Employee Benefits and Compensation Committee report on Executive Compensation section of this Proxy Statement.

(2) Although the officers receive certain perquisites such as a car allowance and life insurance, the value of such perquisites did not exceed the lesser of $50,000 or 10% of the officer's salary and bonus.

(3) The amount shown is the value of the restricted stock award on the date of grant, January 20, 1999. The award will vest in full three years from that date and is subject to the executive's continued employment by us. Dividends will be paid on the restricted stock.

(4) These amounts represent our contribution to the Retirement Savings Plan on behalf of the executive and in the case of Mr. Repasz in 1996, a $10,000 moving and living allowance.

EMPLOYEE COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Employee Compensation and Benefits Committee includes only directors who are not employees. The Committee is responsible for recommending to the whole Board the compensation arrangements for senior management and directors and the adoption of compensation plans in which senior management and directors are eligible to participate. The Committee is also responsible for granting options or other benefits under such plans.

    COMPENSATION POLICIES AND PROGRAMS. The Committee believes that the ultimate goal of the executive compensation program should be to align the interests of management with those of the shareholders in maximizing shareholder value over the long term. The Committee believes that the best way to do this is by tying the financial interests of company executives closely to the interests of our shareholders through a combination of annual cash incentives and stock options. The Committee believes that the company's executive compensation program should:

    o Motivate executives toward effective long-term management through stock programs that focus executives' attention on increasing shareholder value, as measured by stock price.

    o Reward effective, efficient ongoing management of operations through annual incentives that are tied to company and individual performance.

    o Provide the ability to attract and retain executives through salary levels that are competitive with other leading industrial companies.

    Our executive compensation program includes base salary, annual incentives and stock options, each of which is tied to the company's and the executive's performance.

        BASE SALARY: It is the Committee's policy that salaries should reflect company and individual performance in meeting the Committee's goal of maximizing shareholder value. The Committee considers company performance measures including profitability, positive stock price trends and effective cash flow and balance sheet management. The Committee also considers individual performance measures that vary depending on the executive's sphere of responsibility, but which generally include revenue growth, expense control, improvement of products and services and asset management. No specific weighting is applied to any particular measure. The Committee reviews annually the performance of each senior executive officer other than the Chief Executive Officer, whose performance is reviewed annually by the whole Board. Salary increases are granted to senior executive officers only in years during which both the Company's and individual's performance justify an increase and are limited to ranges competitive with other industrial companies.

        INCENTIVE PLAN: The Annual Incentive Plan or bonus plan is based upon performance measures set by the Board at the beginning of the year. The performance measures for 1998 were (1) a comparison of the company's earnings before interest, taxes, depreciation and amortization to a targeted earnings projection and (2) the Company's return on average equity as compared to the return on average equity of a peer group. Each of these measures is weighted at 35%. The remaining 30% of the award is discretionary based upon individual performance.

        KEY EXECUTIVE SECURITY OPTION PLAN: Under our Key Employee Security Option Plan key employees, including the Named Officers, may elect to forgo payment of all or a portion of amounts due them under the Annual Incentive Plan and instead receive an option to purchase investment securities from the company. The investment securities available for purchase under the option are publicly-traded mutual funds of varying investment risk. The option, which is not exercisable until six months after the date of grant, calls for an exercise price of 70% of the fair market value of the investment securities on the date of exercise. The fair market value of the option on the date of grant equals the amount of the forfeited bonus payment. This plan is structured to defer recognition of taxable income by the employee until the option is exercised.

        STOCK OPTIONS: The Committee believes that stock options are critical in motivating the long-term creation of shareholder value because stock options focus executive attention on stock price as the primary measure of performance. The committee considers the grant of options to senior executive officers each year and bases the grants on company and individual performances and competitive practices within the industry. The Committee has established several guidelines regarding the grant of options to senior executive officers. These guidelines provide that (1) all stock options will be granted at full market value on the date of grant so that executives realize gain only to the extent that our stock price appreciates and (2) the quantity of options granted will be tied to industry practice and the compensation level of the executive. In addition, since the options vest over a period of years, they enhance our ability to retain senior executive officers while encouraging such officers to take a long-term view in their management decisions.

        RESTRICTED STOCK: The Committee believes that significant positive events for the company may occur which merit additional executive compensation awards. During 1998, the company consummated the merger with Medusa, which resulted in an increase of approximately 50% in the company's revenues and a significant increase in net earnings. To recognize management's contribution to the successful completion of the merger and the company's financial performance, and to maintain competitive compensation awards in such circumstances, the Committee awarded restricted stock from the company's treasury to certain members of senior management. The stock vests in three years, which the Committee believes enhances the company's ability to retain its senior officers, to align their interests with those of the other shareholders and to encourage them to take a long-term view in their management decisions.

        COMPENSATION AGREEMENTS: The company has entered into employment agreements with certain of its executives that specify the terms and conditions of their employment. Central to these agreements are post-takeover employment arrangements. The Committee believes that these change in control agreements are an essential aspect of the terms of employment of senior executive officers and recognizes the importance of retaining the company's senior executive officers during and after the disruption typically provoked by a takeover offer (whether or not ultimately successful). See "Employment and Other Agreements" for a detailed discussion of the terms of these employment agreements.

        COMPENSATION OF THE CHIEF EXECUTIVE OFFICER: The CEO's salary, annual incentive payments and stock option grants are determined in part based upon the same company and individual performance measures described above. Within this framework, the CEO's compensation is based upon the Board's judgment concerning the CEO's individual contribution to the business, level of responsibility and career experience. Although none of these factors has a specific weight and no particular formulas or procedures are used, the Board gives primary consideration to the CEO's individual contribution to the business. This type of evaluation, along with a periodic review of the compensation levels of other CEO's and executive officers of other companies of similar size, are the main factors in determining the CEO's total compensation package.

THE EMPLOYEE COMPENSATION AND BENEFITS COMMITTEE

     V. H. Van Horn III, Chairman
     Robert S. Evans
     Robert G. Potter
     Frank J. Ryan
     David J. Tippeconnic

                           FIVE YEAR PERFORMANCE GRAPH

     THE GRAPH BELOW COMPARES THE CUMULATIVE TOTAL SHAREHOLDER RETURN OF OUR COMPANY WITH THE CUMULATIVE RETURN ON THE S&P 500 STOCK INDEX AND A PEER GROUP. THE PEER GROUP IS COMPOSED OF A NUMBER OF COMPANIES WITH WHICH WE COMPETE (SEE FOOTNOTE 2). WE BELIEVE OUR OVERALL PERFORMANCE GOALS MAKE THE PEER GROUP AN APPROPRIATE BENCHMARK.

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS (1)

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                     1993       1994       1995       1996       1997       1998
                     ----       ----       ----       ----       ----       ----
Southdown ........    100      59.18      79.59     129.10     246.96     249.75
Peer Group .......    100      79.45      88.75     108.40     158.46     216.25
S & P 500 ........    100     101.32     139.40     171.40     228.58     293.91

(1) The graph assumes that $100 was invested on December 31, 1993 in the Company's common stock, the S&P 500 index and the peer group and that dividends on those purchases were reinvested quarterly.

(2) The peer group includes Giant Group, Ltd., Giant Cement Holding, Inc., Holnam Inc., Lafarge Corporation, Lone Star Industries, Medusa Corporation and Centex Construction Products, Inc. Giant Group Ltd. sold its cement operation in October 1994 through a public offering of its subsidiary Giant Cement Holding, Inc. The graph includes information for Giant Group, Ltd. for years prior to 1995 and for Giant Cement Holding, Inc. thereafter. Information for Holnam Inc. is included only for years prior to 1994 when it ceased being a public company. Information for Centex Construction Products, Inc. is included beginning in 1994, its first year as a public company. Information for Medusa Corporation is included only for years prior to 1998 when it merged with the Company.

BOARD COMPENSATION ARRANGEMENTS AND TRANSACTIONS

       Mr. Ryan receives a fee of $12,500 per month for his services as Chairman of the Board. Members of our Board, other than the Chairman of the Board and those directors who are employees, receive a fee of $3,000 per month for their services as directors.

       At least 50% of the director's fees are paid in fair market value of common stock under our Phantom Stock and Deferred Compensation Plan for Non-Employee Directors. The plan defers the recognition of compensation by the director by deferring the issuance of the common stock earned until he or she leaves the Board. At that time directors also receive fair market value of common stock equal to cash dividends on the common stock that would have been received had the common stock been issued when earned.

       The 1991 Nonqualified Stock Option Plan for Non-Employee Directors provides for the grant of stock options to our non-employee directors. Each director who is not an employee will be granted options to acquire 10,000 shares of common stock on the date of such director's first election to the Board. Additional options to acquire 2,000 shares of common stock will thereafter be awarded to each eligible director on the date of each annual meeting of shareholders after which he or she remains on the Board.

       The Directors' Retirement Plan provides a retirement benefit to all directors who are not covered by our qualified retirement plan and who have served on the Board for a minimum of five years. The annual benefit payable at the later of age 65 or the date of retirement is equal to two-thirds of the total fees paid to the director during his last twelve months of service on the Board and is payable for a period equal to the period of his service on the Board. Should the director die before full payment of this retirement benefit, his surviving spouse will be entitled to fifty percent of the remaining obligation.

       The Board believes that it would be appropriate for the compensation of Board members who are not employees to depend on the company's stock performance. Consequently, the Board has approved amendments to its compensation arrangements, subject to shareholder approval of the amendments to the directors' stock option plan at the annual meeting. For additional information about these amendments, see "Approval of Amendments to Non-Employee Directors Stock Option Plan."

       Mr. Uding performs consulting services under an agreement dated July 1, 1998 that provides for the payment, through June 30, 2003, of an annual retainer of $250,000 plus out-of-pocket expenses. This agreement also calls for an annual payment of up to $13,000 to Mr. Uding for the purchase of disability, life and health insurance. Mr. Uding was paid a total of $128,543 under this agreement in 1998.

       Mr. Wolitzer is a managing director of Lehman Brothers Inc., which has provided investment banking services for us from time-to-time for which it has received customary fees and commissions.

EMPLOYMENT AND OTHER AGREEMENTS

       The company has employment agreements with Messrs. Comer, Tompkins and Thies. Under the employment agreements, the company employs Mr. Comer as President and Chief Executive Officer at an annual salary of $590,000, Mr. Tompkins as Executive Vice President and Chief Operating Officer at an annual salary of $410,000 and Mr. Thies as Executive Vice President-Finance and Chief Financial Officer at an annual salary of $277,000. Under the terms of the employment agreements, the salaries of Messrs. Comer, Tompkins and Thies may be increased by the Board (or the appropriate Board committee) from time to time.

       Each executive is entitled to receive, in addition to his annual salary, bonuses pursuant to our Annual Incentive Plan and certain fringe benefits, including the right to participate in our group benefit plans. The Agreements have a one year term and are automatically extended unless there is notice of termination by either the company or the executive. If the executive's employment is terminated because of his death, disability, voluntary termination of employment prior to the occurrence of a "change in control event" (as defined at the end of this paragraph) or misappropriation of funds or properties (as determined by three-quarters of our directors), the executive shall receive only his annual salary on a pro rata basis to the date of termination. If, prior to a change in control event, the executive's employment is terminated other than for cause (as defined in the agreements), death or disability, the executive shall be entitled to a lump sum payment equal to two times his base annual salary. Upon the occurrence of a change in control event, vesting will be accelerated on all outstanding stock options and restricted stock previously granted to the executive. If the executive's employment terminates following a change in control event, the company must pay the executive a lump sum termination payment equal to 2.99 times the sum of his base annual salary and target annual bonus. Payments made to such executives under the employment agreements and other incentive agreements after a change in control event which are subject to the provisions of Section 280G and 4999 of the Internal Revenue Code ("Code"), shall be "grossed up" so that the executives shall not be required to bear any of the costs associated with any of the 20% excise tax payable in respect of any such payment. As used in the agreements, a "change in control event" is defined to be the acquisition by any person or entity of (1) beneficial ownership of more than 40% of Southdown's outstanding voting securities or (2) all or substantially all of Southdown's assets. For a period of one year after termination of an executive's employment under an agreement, the executive may not engage in the business of manufacturing or selling cement or ready-mixed concrete products within the United States unless the company consents.

PENSION PLANS

       Substantially all of our employees, including the Named Officers, are covered by a noncontributory, defined benefit pension plan sponsored by us. The retirement benefits to which an employee is entitled under the plan depend on, among other things, the employee's length of service, his average compensation level for the five consecutive years during his participation in the plan yielding the highest average and his social security covered compensation. The compensation used in the calculation of benefits under the plan is a participant's base salary excluding any bonuses or other compensation and is limited by Section 401(a) of the Code. The maximum amount any employee may receive under the defined benefit pension plan is subject to the annual benefit limitations proscribed by the provisions of Section 415(b) of the Code.

       Certain key employees, including Messrs. Comer, Tompkins and Thies, are also covered by the Supplemental Executive Retirement Plan. The purpose of this plan is to attract and retain executives whose skills and talents are important to our operations by providing retirement income in excess of the benefits payable under the defined benefit pension plan. The plan benefit is calculated under the same formula as the defined benefit pension plan with two exceptions. The compensation used to calculate the five-year average includes not only base salary but also bonuses received under our Annual Incentive Plan. In addition, the computation of the annual benefit does not take into account the limitations of Sections 401 and 415 of the Code. The annual benefit is reduced for amounts payable under social security and the defined benefit pension plan.

       The following table sets forth the aggregate annual retirement benefit payable under the Supplemental Executive Retirement Plan and the defined benefit pension plan before reduction for amounts to be paid under social security.

                                   YEARS OF SERVICE AT AGE 65
FINAL AVERAGE     -------------------------------------------------------------
COMPENSATION         15             20         25           30           35
-----------       --------    ---------     --------     --------   -----------
$  300,000......  $ 74,250    $  99,999     $123,750     $148,500   $   173,250
   600,000......   148,500      198,000      247,000      297,000       346,500
   900,000......   222,750      297,000      371,250      445,500       519,750
 1,200,000......   297,000      396,000      495,000      594,000       693,000
 1,500,000......   371,250      495,000      619,750      742,500       866,250
 1,800,000......   445,500      594,000      742,500      891,000     1,039,500

OPTION GRANTS FOR 1998

       Our 1987 Stock Option Plan and 1989 Stock Option Plan provide for the grant of stock options to our key employees. The plans authorize the issuance of options to purchase a total of 7,000,000 shares of common stock (2,000,000 shares under the 1987 Plan and 5,000,000 shares under the 1989 Plan). The plans are administered by the Employee Benefits and Compensation Committee. Members of the committee are not eligible to participate in the plans or any other plan administered by the committee at any time within one year prior to appointment or while serving on the committee. The committee is authorized to select key employees to whom stock options are granted under the plans and to determine the number of shares, exercise price and terms of each option granted.

                   OPTION/SAR GRANTS TO NAMED OFFICERS IN 1998

                                                                        POTENTIAL REALIZABLE
                     NUMBER OF    % OF TOTAL                               VALUE AT ASSUMED
                    SECURITIES    OPTIONS/                              ANNUAL RATES OF STOCK
                    UNDERLYING      SARS                                  PRICE APPRECIATION
                     OPTIONS/    GRANTED TO    EXERCISE                   FOR OPTION TERM (3)
                       SARS     EMPLOYEES IN   PRICE PER  EXPIRATION   ------------------------
    NAME            GRANTED(1)      1998       SHARE(2)      DATE          5%           10%
    ----            ----------      ----       --------      ----          --           ---
Clarence C. Comer     35,200        14.71      $ 60.31      1/21/08    $1,335,088    $3,383,375
J. Bruce Tompkins     16,700         6.97        60.31      1/21/08       633,408     1,605,181
Dennis M. Thies ..     4,500         1.88        60.31      1/21/08       170,679       432,534
David J. Repasz ..     4,400         1.83        60.31      1/21/08       166,886       422,922
Patrick S. Bullard     1,800         0.75        60.31      1/21/08        68,272       173,013
Patrick S. Bullard     2,600         1.09        65.78      5/20/08       107,679       272,575

__________________

(1) All options were granted under our 1989 Plan and become exercisable in annual increments of 25%.

(2) All options were granted with an exercise price equal to the fair market value of the common stock on the date of the grant.

(3) Potential realizable value was reported net of the option exercise price, but before taxes associated with the exercise. These amounts represent stated assumed rates of appreciation only. Actual values realized, if any, on stock option exercises are dependent on the future performance of the common stock and the officer's continued employment throughout the vesting period. Accordingly, the amounts reflected in this table may not necessarily be achieved.

                                 NAMED OFFICERS'
                     AGGREGATED OPTION/SAR EXERCISES IN 1998
                         AND YEAR END OPTION/SAR VALUES

                                                                     NUMBER OF SECURITIES
                                                                    UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED
                                                                    OPTIONS HELD AT FISCAL            IN-THE-MONEY OPTIONS
                                SHARES                                DECEMBER 31, 1998               AT DECEMBER 31, 1998*
                              ACQUIRED ON           VALUE          ---------------------------    -------------------------------
     NAME                      EXERCISE           REALIZED         EXERCISABLE   UNEXERCISABLE    EXERCISABLE       UNEXERCISABLE
     ----                      --------           --------         -----------   -------------    -----------       -------------
Clarence C. Comer .........      30,750          $1,179,764          9,500          96,700          $367,531          $2,043,094
J. Bruce Tompkins .........      16,100             622,608            -0-          38,950               -0-             749,394
Dennis M. Thies ...........       8,325             328,701            -0-          14,225               -0-             327,763
David J. Repasz ...........         -0-                 -0-          6,550           7,050           254,194              80,831
Patrick S. Bullard ........       1,250              50,681          2,775           9,250           100,500             165,256

___________
* Based upon the closing price of our common stock on the New York Stock Exchange on December 31, 1998 which was $59.1875.

       APPROVAL OF AMENDMENTS TO NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

       The Board has embraced a fundamental change in the way the company's non-employee directors should be compensated The Board believes that it would be preferable for all of the compensation of Board members who are not employees to depend on the development of shareholder value as reflected by the company's stock performance. Consequently, the Board has approved amendments to its compensation arrangements, subject to approval of the amendments to the directors' option plan by the shareholders at the annual meeting. The amendments adopted by the Board are:

       DIRECTORS' FEES: After the annual meeting, no more directors' fees would be paid in cash. All such fees would be replaced by option grants, as described below. The Chairman of the Board would no longer receive $12,500 per month, and the other directors who are not employees would no longer receive $3,000 per month for their services as directors.

       STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS: This plan would be the source of all payments for future service as directors. The Board has approved the following amendments, subject to approval by the shareholders at the annual meeting:

       o Starting with this annual meeting, each director who is not an employee would receive 7,500 options at each annual meeting after his first election. At the same time, chairmen of Board committees would annually receive an additional 500 options, and the Chairman of the Board would annually receive an additional 18,500 options.

       o The total number shares on which options could be issued under the plan would be increased from 400,000 to 725,000 shares. Today, 224,000 options have been issued under the plan, leaving 176,000 available for grant.

       The other material provisions of the plan would not be amended. Options will not be issued under this plan to directors who are employees of the company. Each new director who is not an employee would still be granted 10,000 options when first elected. Annual grants would be made to each non-employee director on the date of each annual meeting where they continue to serve as a director after their first election. The exercise price of each option would still be the fair market value of the common stock on the date of grant. Each option would become exercisable six months after the date of grant. However, if while the director was serving he dies or was disabled, or there was a change of control of the company, the options would become exercisable immediately. Each option would still be exercisable until the first to occur (1) ten years from the date of grant or (2) 90 days after the director's service as a director terminates for any reason other than death, disability or retirement under a company retirement plan. If a director's service is terminated for any reason after a change of control, as defined in the plan, the options continue to be exercisable for the full ten-year period. Options can be exercised using cash or common stock owned by the director.

         PHANTOM STOCK AND DEFERRED COMPENSATION PLAN: Benefits under this plan would be frozen, and no new phantom stock in lieu of directors' fees would be paid. Common stock already earned under the plan would still be received by the director when he or she leaves the board. At that time, directors will also receive the fair market value of common stock equal to cash dividends on the common stock that would have been received had the common stock been issued when the directors' fees were earned.

         DIRECTORS' RETIREMENT PLAN: Benefits under this plan would be frozen, and no new retirement benefits would accrue. Directors would have two choices with respect to benefits already accrued under the plan. They could (1) do nothing, and receive those cash benefits when they retire under the present plan provisions or (2) elect to give up their cash retirement benefits under the plan and instead get phantom stock which they receive upon retirement.

APPROVAL OF AMENDMENT TO THE NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

       The amendments to the non-employee directors stock option plan require the approval of the company's shareholders. The other changes to the company's directors compensation arrangements described above - changes to the directors' fees, the phantom stock plan and the retirement plan - do not require shareholder approval.

However, the Board has made its adoption of those changes subject to the shareholders' approval of the amendments to the non-employee directors stock option plan. If the amendments to the stock option plan are not approved, the other amendments will not go into effect. In that case, the directors' compensation arrangements would stay in effect, including fees, retirement benefits and annual option grants under the present non-employee directors option plan, as described under "Executive Compensation and Other Matters - Board Compensation Arrangements and Transactions."

         The amendments to the stock option plan will be approved if a majority of the shares voting vote in favor of the proposal, as long as at least 50% of the outstanding shares vote. Abstentions will have the same effect as votes against the proposal. Broker non-votes are not counted as votes cast either for or against the proposal. The Board of Directors recommends a vote FOR the amendments of the non-employee directors stock option plan.


                      RATIFICATION OF INDEPENDENT AUDITORS

      The Audit and Finance Committee of the Board and the full Board have approved the appointment of Deloitte & Touche LLP to audit Southdown's books and accounts for 1999. The shareholders will be asked to ratify the appointment of Deloitte & Touche LLP as independent auditors of the books and accounts for the year ending December 31, 1999. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be given an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

       Although the Board is not required to submit the appointment of Deloitte & Touche to a shareholder vote, the Board will reconsider that appointment if it is not ratified by the shareholders. The appointment will be deemed ratified if approved by a majority of the votes cast on the proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be counted as votes cast for or against the proposal. The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent auditors for 1999.

                                 STOCK OWNERSHIP

       THIS SECTION DESCRIBES HOW MUCH STOCK OUR DIRECTORS AND EXECUTIVE OFFICERS OWN. IT ALSO DESCRIBES SHAREHOLDERS THAT OWN MORE THAN 5% OF OUR VOTING STOCK.

                 STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information we know concerning common stock ownership of each of our directors and Named Officers and all of our executive officers and directors as a group as of March 1, 1999.

                                       AMOUNT
                                         AND
 NAM E OF INDIVIDUAL                   NATURE OF
        OF                           BENEFICIAL                       PERCENT
       GROUP                        OWNERSHIP(1)                     OF CLASS
       -----                        -------------                    --------
Clarence C. Comer                    162,722(2)                         *
Patrick S. Bullard                     6,577(3)                         *
Robert S. Evans                      582,532(4)                        1.46
Robert G. Potter                      15,452(5)                         *
David J. Repasz                       10,186(6)                         *
Frank J. Ryan                         50,048(7)                         *
Whitson Sadler                        16,726(8)                         *
Robert J. Slater                      29,430(9)                         *
Dennis M. Thies                      13,897(10)                         *
David J. Tippeconnic                 20,452(11)                         *
J. Bruce Tompkins                    22,199(12)                         *
George E. Uding, Jr.                 26,336(13)                         *
V. H. Van Horn III                   25,452(14)                         *
Steven B. Wolitzer                   19,726(15)                         *
All executive officers
  and directors
  as a group
  (Seventeen persons)             1,126,744(16)                        2.81
____________

*      Less than 1%.

(1) Except as otherwise noted, each person listed in the table has sole voting and sole investment power with respect to the shares of common stock listed in the table.

(2) Includes 39,800 shares of common stock as to which Mr. Comer holds stock options that will be exercisable on April 30, 1999 and 7,534 restricted shares over which he has voting power but no investment power.

(3) Includes 3,775 shares of common stock as to which Mr. Bullard holds stock options that will be exercisable on April 30, 1999, 392 shares held in the Retirement Savings Plan and 1,600 restricted shares over which he has voting power but no investment power.

(4) Includes 10,000 shares of common stock as to which Mr. Evans holds stock options that will be exercisable on April 30, 1999 and 170 shares held in the Phantom Stock Plan.

(5) Includes 14,000 shares of common stock as to which Mr. Potter holds stock options that will be exercisable on April 30, 1999 and 1,452 shares held in the Phantom Stock Plan.

(6) Includes 8,200 shares of common stock as to which Mr. Repasz holds stock options that will be exercisable on April 30, 1999, 351 shares held in the Retirement Savings Plan and 1,635 restricted shares over which he has voting power but no investment power.

(7) Includes 19,000 shares of common stock as to which Mr. Ryan holds stock options that will be exercisable on April 30, 1999 and 6,048 shares held in the Phantom Stock Plan.

(8) Includes 14,000 shares of common stock as to which Mr. Sadler holds stock options that will be exercisable on April 30, 1999 and 726 shares held in the Phantom Stock Plan.

(9) Includes 19,000 shares of common stock as to which Mr. Slater holds stock options that will be exercisable on April 30, 1999 and 726 shares held in the Phantom Stock Plan.

(10) Includes 3,950 shares of common stock as to which Mr. Thies holds stock options that will be exercisable on April 30, 1999, 2,339 shares held in the Retirement Savings Plan and 2,559 restricted shares over which he has voting power but no investment power.

(11) Includes 14,000 shares of common stock as to which Mr. Tippeconnic holds stock options that will be exercisable on April 30, 1999 and 1,452 shares held in the Phantom Stock Plan.

(12) Includes 11,625 shares of common stock as to which Mr. Tompkins holds stock options that will be exercisable on April 30, 1999, 1,678 shares held in the Retirement Savings Plan and 4,833 restricted shares over which he has voting power but no investment power.

(13) Includes 10,000 shares of common stock as to which Mr. Uding holds stock options that will be exercisable on April 30, 1999, 1,201 shares held in the Medusa Corporation Savings Plan and 341 shares held in our Phantom Stock Plan.

(14) Includes 24,000 shares of common stock as to which Mr. Van Horn holds stock options that will be exercisable on April 30, 1999 and 1,452 shares held in the Phantom Stock Plan.

(15) Includes 19,000 shares of common stock as to which Mr. Wolitzer holds stock options that will be exercisable on April 30, 1999 and 726 shares held in the Phantom Stock Plan.

(16) Includes 223,571 shares of common stock subject to stock options held by the officers and directors that will be exercisable on April 30, 1999, 22,638 shares held in various company plans and 19,308 restricted shares over which the officers hold voting power but no investment power.

                    VOTING STOCK OWNED BY "BENEFICIAL OWNERS"

       The following table sets forth information with respect to each person who, as of the dates indicated in the footnotes below, was known by us to be the beneficial owner of more than 5% of any class of our voting securities.

                                                     AMOUNT AND
                                                      NATURE OF
TITLE OF CLASS       NAME AND ADDRESS OF             BENEFICIAL          PERCENT
  OR SERIES           BENEFICIAL OWNER               OWNERSHIP          OF CLASS
  ---------           ----------------               ---------          --------
    Common           FMR Corp.
    Stock            82 Devonshire Street            5,430,763(1)         14.04
                     Boston, MA  02109

    Common           Brinson Partners, Inc.
    Stock            209 LaSalle                     3,555,728(2)          9.19
                     Chicago, IL  60604

(1) FMR Corp. and various affiliates have filed with the SEC a Schedule 13G and five amendments dated through February 1, 1999 reporting that FMR Corp. is the beneficial owner of these shares because it has sole power to vote 1,745,651 of such shares and sole power to dispose of all such shares.

(2)    Brinson Partners, Inc. and an affiliate, UBS AG, filed with the SEC a
       Schedule 13G dated February 3, 1999 reporting beneficial ownership of these shares because of shared voting power and disposal power of such shares.

                  COMPLIANCE WITH SECTION 16(a) OF EXCHANGE ACT

       Under the securities laws of the United States, our directors, executive officers, and any persons holding more than ten percent of our common stock are required to report their initial ownership of common stock and any subsequent changes in that ownership to the SEC and the New York Stock Exchange. Specific due dates for these reports have been established and we are required to disclose in this proxy statement any failure to file by these dates. All required 1998 filings were satisfied on a timely basis except for a Form 5 filed late by Thomas E. Daman reporting an exchange of Medusa common stock for our common stock in connection with our merger with Medusa. In making these disclosures, we relied solely on written statements of directors, executive officers and shareholders and copies of the reports that they have filed with the SEC.

                        EXECUTIVE OFFICERS OF THE COMPANY

       The following list sets forth the names, ages and offices of our present executive officers serving until the annual meeting of the Board of Directors to be held in May 1999. The periods during which they have served in these capacities are indicated in the description of business experience of such persons below.

 Clarence C. Comer (51).....   President, Chief Executive Officer and a Director

 J. Bruce Tompkins (49).....   Executive Vice President, Chief Operating Officer
                               and a Director

 Dennis M. Thies (50).......   Executive Vice President-Finance and
                               Chief Financial Officer

 David J. Repasz (49).......   Senior Vice President-Cement Operations

 Patrick S. Bullard (37)....   Senior Vice President-General Counsel
                               and Secretary

 Stephen R. Miley (51)......   Senior Vice President-Cement Sales

 Thomas E. Daman (43).......   Vice President and Treasurer

 Allan B. Korsakov (56).....   Vice President and Corporate Controller

       Mr. Comer was elected President and Chief Executive Officer in February 1987.

       Mr. Tompkins was elected Executive Vice President and Chief Operating Officer in October 1997. For more than five years prior to this Mr. Tompkins was Executive Vice President - Cement Group.

       Mr. Thies was elected Executive Vice President-Finance and Chief Financial Officer in March 1998. From May 1995 to March 1998, Mr. Thies was Senior Vice President-Corporate Development. From April 1992 to May 1995, Mr. Thies was Senior Vice President-Environmental Systems.

       Mr. Repasz was elected Senior Vice President-Cement Operations in March 1998. From January 1997 to March 1998, Mr. Repasz was Vice President-Operations and from August 1995 to January 1997, Mr. Repasz was Director of Manufacturing Services of the Company. For more than five years prior to this, Mr. Repasz was a Plant Manager for Essroc Cement Corporation.

       Mr. Bullard was elected Senior Vice President-General Counsel and Secretary in December 1998. From May 1996 to December 1998, Mr. Bullard was Vice President-General Counsel and Secretary. From August 1995 to May 1996, Mr. Bullard was Vice President and General Counsel. From May 1993 to that time Mr. Bullard was associated with the law firm of Bracewell & Patterson, L.L.P., Houston, Texas.

       Mr. Miley was elected Senior Vice President-Cement Sales in March 1998. From September 1994 to March 1998, Mr. Miley served as Corporate Vice President-Sales. From September 1990 to September 1994 Mr. Miley was Corporate Vice President-Sales & Marketing.

       Mr. Daman was elected Vice President and Treasurer in May 1997. From February 1996 to May 1997, Mr. Daman was Treasurer. For more than five years prior to that time he served as Assistant Treasurer.

       Mr. Korsakov was elected Vice President and Corporate Controller in February 1998. For more than five years prior to that time he served as Corporate Controller.

                                OTHER INFORMATION

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

       In order for proposals submitted by shareholders of the company pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 to be included in our proxy statement and proxy relating to our 2000 annual meeting of shareholders, such proposals must be received by us at our principal executive offices not later than December 7, 1999. If notice of a shareholder proposal for the 2000 annual meeting being submitted outside of Rule 14a-8 is received by us at our principal executive offices after February 28, 2000, it will be considered untimely.

EXPENSES OF SOLICITATION

       The cost of soliciting proxies will be borne by the company. Solicitations of proxies are being made through the mail, and may also be made in person or by telephone. Our employees and directors may be utilized in connection with the solicitation. In addition, we retained Georgeson & Company, Inc. to assist in soliciting proxies for a fee of $7,500 plus out-of-pocket expenses. We will also request brokers and nominees to forward soliciting materials to the beneficial owners of the common stock held of record by such persons and will reimburse them for their reasonable forwarding expenses.

OTHER MATTERS

        The Board of Directors does not intend to bring any other matters before the Annual Meeting and has not been informed that any other matters are to be presented by others. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote all proxies according to their best judgment. The form of proxy provides that the persons named as proxies have discretionary authority to vote on matters not known or determined on the date of this proxy statement.

ADDITIONAL INFORMATION AVAILABLE

       WE FILE AN ANNUAL REPORT ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION. SHAREHOLDERS MAY OBTAIN A PAPER COPY OF THIS REPORT (WITHOUT EXHIBITS), WITHOUT CHARGE, BY WRITING TO SOUTHDOWN, INC., 1200 SMITH STREET, SUITE 2400, HOUSTON, TEXAS 77002-4486; ATTENTION PATRICK S. BULLARD, SENIOR VICE PRESIDENT - GENERAL COUNSEL AND SECRETARY -- TELECOPY (713) 653-8010.


                             By Order of the Board of Directors

                             Patrick S. Bullard
                             SENIOR VICE PRESIDENT-GENERAL COUNSEL AND SECRETARY

                                 SOUTHDOWN, INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD THURSDAY, MAY 20, 1999
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby constitutes and appoints Clarence C. Comer, Robert G. Potter and Robert J. Slater, and each of them, attorneys and agents, with full power of substitution to vote as proxy all the shares of Common Stock standing in the name of the undersigned at the Annual Meeting of Shareholders of Southdown, Inc. to be held at the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas at 8:30 A.M., Houston time, on Thursday, May 20, 1999, and at any adjournment(s) thereof, in accordance with the instructions noted below, and with discretionary authority with respect to such other matters, not known or determined at the date of the Proxy Statement referred to below, as may properly come before said meeting or any adjournment(s) thereof. Receipt of notice of the meeting and Proxy Statement dated April 5, 1999 is hereby acknowledged.

                     (PLEASE DATE AND SIGN ON REVERSE SIDE)

--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS HEREON. IN THE ABSENCE OF SUCH SPECIFICATIONS, THE PROXY WILL BE VOTED "FOR" EACH NOMINEE FOR DIRECTOR AND "FOR" PROPOSALS 2 AND 3.

The undersigned hereby revokes any proxies previously given and directs said attorneys to act or vote as follows:

1. ELECTION OF DIRECTORS     |_| FOR all nominees listed (except
                                 as marked to the contrary below)

                             |_| WITHHOLD AUTHORITY to vote
                                 for all nominees listed

              NOMINEES -- FRANK J. RYAN, WHITSON SADLER, J. BRUCE TOMPKINS,
                          GEORGE E. UDING, JR. AND ROBERT S. EVANS

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

2. PROPOSAL TO APPROVE THE AMENDMENTS TO THE 1991 NONQUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.

     |_| FOR                       |_| AGAINST               |_| ABSTAIN

3. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR 1999.

     |_| FOR                       |_| AGAINST               |_| ABSTAIN

                                          Dated ___________________________,1999

                                          ______________________________________

                                          ______________________________________
                                                Signature of Shareholder(s)*

                                          * Please sign as name appears. Joint
                                            owners each should sign. When
                                            signing as attorney, trustee,
                                            administrator, executor, etc.,
                                            please indicate your full title as
                                            such.

 PLEASE DATE, SIGN AND MAIL YOUR PROXY PROMPTLY. PLEASE DO NOT FOLD THIS PROXY.